Exhibit 10.3

RESIGNATION

The Board of Directors of Demand Pooling, Inc.

c/o the Secretary of Demand Pooling, Inc.:

The undersigned does hereby resign as the Chief Executive Officer and Chief Financial Officer (together with any other office he may hold) of Demand Pooling, Inc. (formerly Acceleration Acquisitions V, Inc.), a Delaware corporation (the “Company”), effective as of the close of business on June 17, 2016, pursuant to the By-laws of the Company. Further, the undersigned does hereby resign as a director of the Company effective as of the close of business on the day that the Company has fully complied with the requirements of Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 promulgated thereunder, pursuant to the By-laws of the Company.

This resignation was not the result of any disagreement with the Company on any matter or matters relating to the Company’s operations, policies or practices.

/s/ Richard K. Aland

Richard K. Aland

June 17, 2016